Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

UCT Expects To Exceed Fourth Quarter 2016 Revenue Guidance

HAYWARD, Calif., January 9, 2017 -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today announced the Company expects revenue for the fourth quarter of 2016 to be approximately $173.0 million, compared with previously announced guidance in the range of $146.0 million to $151.0 million, due to additional customer orders received during the quarter.

The Company expects to release its fourth quarter and full year’s financial results for 2016 on February 22, 2017 after market close.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “expects,” “guidance”, "anticipates," “projection”, “outlook”, “forecast”, "believes," "plan," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about our fourth quarter 2016 revenue. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors”, "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 25, 2015 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Annie Leschin

(415) 775-1788

annie@streetsmartir.com